Exhibit 99.1

Kulicke & Soffa Pte Ltd 6 Serangoon North Ave 5 #03-16 Singapore 554910
65.6880.9600 phone
65.6880.9580 fax
www.kns.com

Kulicke & Soffa Industries, Inc. Reports Results for its First Quarter Fiscal 2011

Singapore – February 1, 2011 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (“K&S” or the “Company”) today announced results for its first fiscal quarter ended January 1, 2011.  All information included in this press release relates to GAAP results.

For its first quarter of fiscal 2011, the Company reported net revenue of $148.9 million and net income of $15.1 million, or $0.21 per diluted share.

Quarterly GAAP Results
	Fiscal Q1 2011	Change vs. Fiscal Q1 2010	Change vs. Fiscal Q4 2010
Net Revenue	$148.9 million	15.9%	(42.6%)
Gross Profit	$72.1 million	27.9%	(35.8%)
Gross Margin	48.4%	450 basis points	510 basis points
Income from Operations	$22.1 million	22.7%	(61.1%)
Operating Margin	14.8%	80 basis points	(710) basis points
Net Income	$15.1 million	(4.7%)	(73.1%)
Net Margin	10.1%	(220) basis points	(1150) basis points
EPS – Diluted	$0.21	0.0%	(73.1%)

Commenting on the results, Bruno Guilmart, President and Chief Executive Officer, said, “Revenue in the December quarter came in better than expected, with the sequential decline in ball bonder shipments significantly less than anticipated.

“We continue to see strong momentum in the gold to copper transition and have shipped initial volume orders of our newly introduced IConnPS ProCuTM machine.  Given the proven productivity advantage of our ProCu machine we expect to see increased demand as we gain market share and benefit from replacement orders.

“Our wedge bonder equipment line continued to perform very well, with revenue increasing 66% in the December quarter compared to the September quarter.  The increase was driven primarily by higher sales from the power semiconductor market but also continued demand in the automotive and renewable energy markets.  The higher volume shipments of wedge bonder equipment during the December quarter contributed to the higher overall gross margin for the company.”

Key Product Trends

•	Ball bonder net revenue decreased 58.1% over the September quarter. This sequential decrease was predominantly driven by reduced OSAT customer demand.
•	The first volume orders of the newly released IConnPS ProCu wire bonder have been recognized in the December quarter.
•	Sustained volumes of wedge bonder shipments are anticipated to continue through the March quarter.

Financial Highlights

•	Net revenue decreased sequentially although less than anticipated, exceeding the high end of guidance.
•	Gross margin increased 5.1% from the prior quarter to 48.4%.
•	Operating margin was 14.8%.
•	Net income was $15.1 million.
•	Diluted EPS was $0.21.
•	Operations generated $25.3 million of net cash.

Second Quarter Fiscal 2011 Outlook

The Company expects net revenue for the second quarter fiscal 2011 to be approximately $175 million to $195 million.

Looking forward, Bruno Guilmart, President and Chief Executive Officer, commented, “We expect our ball bonder business to benefit from our technology leadership as customers continue to transition from gold to copper wire bonding, replacement demand and improving OSAT volumes as well as continued strength in our wedge bonder business.”

Earnings Conference Call Details

A conference call to discuss these results will be held today, February 1, 2011 beginning at 8:00 am (ET). To access the conference call, interested parties may call (877) 407-8037 or (201) 689-8037, or can access the live webcast at www.kns.com/investors/events.

A replay will be available from approximately one hour after the completion of the call through February 8, 2011 by calling toll-free (877) 660-6853 or internationally (201) 612-7415 and using the following replay access codes: 5521 (account number) and 364696 (replay ID number). A webcast replay will also be available www.kns.com/investors/events.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions, adding die and wedge bonders and a broader range of expendable tools to its core ball bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future revenue, sustained, increasing, continuing or strengthening demand for our products, increasing market share, the continuing transition from gold to copper wire bonding, replacement demand and improving OSAT volumes. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk that customer orders already received may be postponed or canceled, generally without charges; the risk that anticipated customer orders may not materialize; the risk that our suppliers may not be able to meet our demands on a timely basis; the volatility in the demand for semiconductors and our products and services; volatile global economic conditions, which could result in, among other things, sharply lower demand for products containing semiconductors and for the Company’s products, and disruption of capital and credit markets; the risk of failure to successfully manage our operations;  acts of terrorism and violence;  risks, such as changes in trade regulations, currency fluctuations, political instability and war, which may be associated with a substantial non-U.S. customer and supplier base and substantial non-U.S. manufacturing operations;  and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2010 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries, Inc is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:
Kulicke & Soffa Industries, Inc.
Joseph Elgindy
Investor Relations
P: (215) 784-7518
F: (215) 784-6180
jelgindy@kns.com

Global IR Partners
David Pasquale
P: (914) 337-8801
klic@globalirpartners.com

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KULICKE & SOFFA INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and employee data)
(Unaudited)
	Three months ended
	January 1,	January 2,
	2011	2010

Net revenue:
Equipment	$132,698	$111,597
Expendable Tools	16,165	16,818
Total net revenue	148,863	128,415

Cost of sales:
Equipment	70,238	65,145
Expendable Tools	6,513	6,897
Total cost of sales	76,751	72,042

Gross profit:
Equipment	62,460	46,452
Expendable Tools	9,652	9,921
Total gross profit	72,112	56,373

Operating expenses:
Selling, general and administrative	30,672	22,639
Research and development	15,195	13,161
Amortization of intangible assets	2,386	2,388
Restructuring	1,792	199
Total operating expenses	50,045	38,387

Income from operations:
Equipment	19,184	14,847
Expendable Tools	2,883	3,139
Total income from operations	22,067	17,986

Other income (expense):
Interest income	105	97
Interest expense	(242)	(371)
Interest expense: non-cash	(1,772)	(1,712)

Income from operations before income taxes	20,158	16,000

Provision for income taxes	5,059	160

Net income	$15,099	$15,840

Net income per share:
Basic	$0.21	$0.23
Diluted	$0.21	$0.21

Weighted average shares outstanding:
Basic	70,881	69,684
Diluted	71,706	73,687

	Three months ended
	January 1,	January 2,
Supplemental financial data:	2011	2010

Depreciation and amortization	$4,407	$4,509

Capital expenditures	$2,705	$1,096

Equity-based compensation expense:
Cost of sales	$48	$46
Selling, general and administrative	963	714
Research and development	276	344
Total equity-based compensation expense	$1,287	$1,104

	As of
	January 1,	January 2,
	2011	2010

Backlog of orders	$193,000	$36,000

Number of employees	2,628	2,574

KULICKE & SOFFA INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	January 1,	October 2,
	2011	2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$197,551	$178,112
Restricted cash	-	237
Short-term investments	6,074	2,985
Accounts and notes receivable, net of allowance for doubtful
accounts of $1,261 and $980, respectively	161,045	196,035
Inventories, net	74,661	73,893
Prepaid expenses and other current assets	13,224	15,985
Deferred income taxes	5,445	5,443

TOTAL CURRENT ASSETS	458,000	472,690

Property, plant and equipment, net	30,766	30,059
Goodwill	26,698	26,698
Intangible assets	36,726	39,111
Other assets	11,641	11,611

TOTAL ASSETS	$563,831	$580,169

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$41,567	$82,353
Accrued expenses and other current liabilities	40,781	41,498
Income taxes payable	3,904	1,279

TOTAL CURRENT LIABILITIES	86,252	125,130

Long term debt	100,110	98,475
Deferred income taxes	20,896	20,355
Other liabilities	14,657	13,729

TOTAL LIABILITIES	221,915	257,689

SHAREHOLDERS' EQUITY
Common stock, no par value	427,397	423,715
Treasury stock, at cost	(46,356)	(46,356)
Accumulated deficit	(40,571)	(55,670)
Accumulated other comprehensive income	1,446	791

TOTAL SHAREHOLDERS' EQUITY	341,916	322,480

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$563,831	$580,169

KULICKE & SOFFA INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended
	January 1, 2011	January 2, 2010

Net cash provided by operations	$25,310	$34,125
Net cash used in discontinued operations	(524)	(496)
Net cash provided by operating activities	$24,786	$33,629

Net cash used in investing activities, continuing operations	(5,648)	(1,031)
Net cash used in investing activities, discontinued operations	-	(1,838)
Net cash used in investing activities	$(5,648)	$(2,869)

Net cash used in financing activities, continuing operations	125	(23)
Effect of exchange rate changes on cash and cash equivalents	176	(90)
Changes in cash and cash equivalents	$19,439	$30,647
Cash and cash equivalents, beginning of period	178,112	144,560
Cash and cash equivalents, end of period	$197,551	$175,207

Short-term investments & restricted cash	6,074	216
Total Cash, cash equivalents, restricted cash and short-term investments	$203,625	$175,423